UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 19, 2019

BJ’S WHOLESALE CLUB HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38559	45-2936287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Research Drive, Westborough, MA		01581
(Address of principal executive offices)		(Zip Code)

(774) 512-7400
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	BJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2019, each of Nishad Chande, a Class I director, and J. Kristofer Galashan and Lars Haegg, each a Class II director, of the Board of Directors (the “Board”) of BJ’s Wholesale Club Holdings, Inc. (the “Company”) tendered their resignations from the Board, effective the same day. At such time, each of Mr. Galashan and Mr. Haegg will also step down as members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board. The resignations of Mr. Chande, Mr. Galashan and Mr. Haegg were not the result of any disagreement with the Company or any matter related to the Company’s operation, policies or practices. Mr. Chande, a senior managing director at CVC Capital Partners (“CVC”), Mr. Haegg, a partner at CVC, and Mr. Galashan, a partner at Leonard Green & Partners, L.P. (“LGP” and, with CVC, the “Sponsors”), have each stepped down from the Board as part of the Sponsors’ exiting ownership of the Company.

Also on September 19, 2019, the Board, upon the recommendation of its Nominating Committee, appointed Michelle Gloeckler and Maile Clark to the Board to fill two of the newly vacant seats, effective the same day.  Ms. Gloeckler will serve as a Class I director for a term expiring at the Company’s annual meeting of stockholders to be held in 2022 and until her successor is duly elected and qualified or her earlier death, disqualification, resignation or removal. Ms. Clark will serve as a Class II director for a term expiring at the Company’s annual meeting of stockholders to be held in 2020 and until her successor is duly elected and qualified or her earlier death, disqualification, resignation or removal. Ms. Gloeckler was also appointed to serve on the Nominating Committee.

Ms. Clark spent twenty-five years working in the investment management industry analyzing and evaluating global consumer discretionary companies. She previously worked with MFS Investment Management, Scudder Kemper Investments and Wellington Management and retired from the investment management industry in 2018. Ms. Clark currently is a member of the Boston Ballet Board of Overseers. She holds a BS in Finance from Boston University and is a CFA charter holder and designated Financial Expert under SEC guidelines.

Ms. Gloeckler is a retail executive with more than thirty years of experience in retail, consumer-packaged goods, merchandising, sourcing, manufacturing and strategy. Most recently, she was the executive vice president, Chief Merchant for Academy Sports & Outdoors, a sporting goods retailer. Prior to that, Ms. Gloeckler held a number of leadership positions at Walmart, where she led their health and wellness unit and US Manufacturing initiative and The Hershey Company. Ms. Gloeckler currently serves on the board of Hill Biosystems, an agricultural technology company, and The University of Michigan Dean’s Advisory Council. She holds a BA in Communication and Psychology from the University of Michigan.

In accordance with the Company’s compensation policy for non-employee directors, each of Ms. Gloeckler and Ms. Clark will receive: (i) annual cash compensation of $85,000 for her service as a director and reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board; and (ii) an initial award of restricted stock units in an amount equal to the value of $105,095, which value represents the prorated portion of $140,000, consistent with the provisions of the Company’s non-employee director compensation policy. Ms. Gloeckler will also be entitled to receive additional annual cash compensation of $7,500 for her service on the Nominating Committee.

Each of Ms. Gloeckler and Ms. Clark have entered into the Company’s standard form indemnification agreement in the form filed as Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-227504), filed with the Securities and Exchange Commission on September 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2019

BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:	/s/ Graham N. Luce
Name:	Graham N. Luce
Title:	Senior Vice President, Secretary